Blockchain Holdings Capital Ventures, Inc. Signs LOI with Advanced Technologies Management, Inc.

New York, NY – January 8, 2019-Blockchain Holdings Capital Ventures, Inc. (OTC: BHCV) (“BHCV” or the “Company”) a holding company with a focus on finding, vetting and acquiring cash flowing assets including commercial real estate, energy and technology companies, today announced that it has entered into a letter of intent to purchase the assets of a 25-year-old Las Vegas, Nevada based company, Advanced Technologies Management, Inc., d/b/a Pictographics (“ATM”). ATM is a leading entity in a revolutionary technology known as additive manufacturing.

On December 31, 2018, Blockchain Holdings Capital Ventures, Inc. executed a letter of intent (“LOI”) to purchase the assets of ATM. The company had approximately $1M in revenue in 2018 and with our support we believe we can increase its revenues by more than 200% in 2019. The LOI proposes a total purchase price of $2,000,000 in stock valued at $.50 per share. The final details of this potential transaction are being worked out, and definitive agreements will be prepared after the completion of the due diligence process.

“I am excited to announce this strategic acquisition to our investors. This transaction, if completed, will give us three very valuable resources in one transaction and marks another major milestone in our growth strategy. Upon consummation of the transaction we are expected to gain over $1.2M in equity in real-estate located in a valuable opportunity zone. Also, the additive manufacturing technology and potential partnerships with other companies as a result of this technology are expected to allow us to increase revenues exponentially. Finally, this acquisition will allow us to integrate ATM’s proprietary X-Therm cooling technology into our mobile datacenter strategy.” said Delray Wannemacher, CEO.

Upon signing of the definitive agreements, all the assets of ATM will be acquired by BHCV.

About Blockchain Holdings Capital Ventures, Inc.

Blockchain Holdings Capital Ventures, Inc. (BHCV) is a publicly traded holding company with a focus on finding, vetting and acquiring cash flowing assets including Commercial Real Estate, Energy and Technology Companies.

Forward Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” estimates,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. In evaluating these statements, you should specifically consider various factors. Actual events or results may differ materially. These and other factors may cause our actual results to differ materially from any forward-looking statement. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

For more information about BHCV, please visit: http://www.bhcv.io

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